EXHIBIT 99.1
                                                           For Immediate Release
                                                            Contact:  Stan Smith
                                                                  (954) 627-5021

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                    FLORIDA PANTHERS HOLDINGS, INC. ACQUIRES
                            THE EDGEWATER BEACH HOTEL

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         Fort Lauderdale,  Florida (April 22, 1998) - Florida Panthers Holdings,
Inc. (NYSE:PAW) today announced that it has acquired the Edgewater Beach Hotel, the only all-suite beach resort located in Naples, Florida, from Resort Properties of Naples, Ltd., which is controlled by the Esping family of Dallas, Texas.

         The Edgewater's 126 suites are situated on a two-acre site and surround a tropical courtyard located only a few steps from seven miles of pristine beach. Amenities at the resort include a pool, a fitness center, three meeting rooms and a penthouse gourmet restaurant. The property was recently featured in Resorts and Great Hotels, Conde Nast Gold List and has consistently received Mobile Travel Guide's Four Star Award and the American Automobile Associations Four Diamond Award.

         The Edgewater's traditional elegance and personalized service has made it an exclusive retreat for its many loyal patrons since 1962 when it was built. Its beachfront location and tradition make it an ideal compliment to the Panther's Holdings' Registry Resort purchased in August 1997.

         Florida Panthers Holdings, Inc. owns the Boca Raton Resort & Club, the Registry Resort and Edgewater Beach Hotel in Naples, the Arizona Biltmore, the Hyatt Regency Pier 66 Resort and Marina, the Radisson Bahia Mar Resort and Yachting Center and the Rolling Hills Golf Club. The Company also owns the Florida Panthers Hockey Club, the Arena Development and Arena Operating Companies, the Incredible Ice Skating Rinks and an interest in the operations of the Miami Arena.








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